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                                                                     Exhibit 8.1


                                December 18, 1996


Microsoft Corporation
One Microsoft Way
Redmond, WA  98052


Ladies and Gentlemen :

         Reference is made to the Registration Statement on form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the proposed sale by Microsoft Corporation of 2 3/4% Convertible Exchangeable Principal-Protected Preferred Shares, Series A, par value $0.01 per share (the "Series A Preferred Shares").

         We have reviewed the discussion contained under the caption "Certain U.S. Federal Income Tax Considerations" in the Prospectus that is part of the Registration Statement. In our opinion such discussion accurately summarizes the material federal income tax considerations applicable to the Series A Preferred Shares.

         We consent to the use of this opinion as an exhibit to the Registration Statement and any amendments thereto, and to the reference to Preston Gates & Ellis under the caption "Certain U.S. Federal Income Tax Considerations" in the Prospectus that is part of the Registration Statement.



                                                     Very truly yours,

                                                     PRESTON GATES & ELLIS



                                                     By /s/ Charles H. Purcell
                                                          Charles H. Purcell